Green Builders’ New Sweden Development Secures New Wastewater Agreement by the City of Pflugerville

Austin, TX -- February 28, 2008 -- Green Builders, Inc., the leading large-scale community developer of green, sustainable homes in the Austin, Texas area, announced today that it has successfully secured the Pflugerville City Council’s vote on a new wastewater service agreement that will affect the New Sweden community being developed by Green Builders, Inc.  The new agreement will reduce utility bills for New Sweden homeowners, allow the city to provide retail wastewater service and will replace the 973 Wastewater Company.

The new wastewater service agreement with the City of Pflugerville will require Green Builders to pay for a minimum of 150 LUE’s of sewer capacity per year at the city impact fee of $2,414 per LUE, which equates to $362,100 per year. This is the same impact fee the city charges all of its customers. In addition, the developer will post a letter of credit for 300 LUE’s, or $724,200, until 750 LUE’s have been paid over the next five years.  The letter of credit does not have to be posted until Green Builders begins construction on the first phase of the New Sweden MUD #1 development, which is planned for late 2008.

“This is a win-win situation for Green Builders and future home owners in the New Sweden development,” explains Clark Wilson, CEO and President of Green Builders.  “We’re saving a significant amount of money with this new agreement which we can pass directly onto the home owner.”

This restructuring of the wastewater service agreements equates to a savings of $3,594,000 for Green Builders, not including the cost associated with the required letter of credit. Additionally, because the city’s retail service rate to the homeowner is approximately $15 per month lower than the retail service rate would have been, New Sweden homeowners will have a utility bill savings of approximately $180 per year.

The previous wastewater service agreement between the 973 Wastewater Company and New Sweden MUD #1 required Green Builders to pay for a minimum of 150 LUE’s of wastewater capacity per year at the rate of $4,810 per LUE, or $721,500 per year. The developer would have also been required to post a letter of credit for $3.9 million in March of this year that would be in place for as long as 13 years.

With the development of New Sweden, Green Builders introduces the advent of the first large scale community in the Central Texas area to feature all the green elements of a low impact development, as well as organic agriculture to create an all-inclusive environment where food is cultivated, harvested and consumed all in one place. Green Builders continues to add value to the communities it builds and is proud to announce yet another significant enhancement to the economics of this exciting upcoming project.

About Green Builders, Inc.
Green Builders, Inc., a subsidiary of Wilson Holdings, Inc (WIH) combines the equal necessities of progress and preservation by building homes that tread lightly on the earth. Our success is measured by continued robust sales in a growing number of sustainable communities, which we believe to be vital to a sustainable planet. With respect for the world’s resources and for the needs of our clients, we create healthy, beautiful, long-lasting homes that people, and the earth, can afford.  To learn more visit, www.greenbuildersinc.com

About Wilson Holdings, Inc. and Wilson Family Communities, Inc.
Wilson Holdings, Inc. (AMEX: WIH) is the parent company and sole stockholder of Wilson Family Communities, Inc. dba Green Builders, Inc., an Austin, Texas-based homebuilding and development company that acquires, develops, manages and markets residential communities in the Central Texas region. To learn more about Wilson Holdings, Inc., visit www.wilsonholdings.net

Safe Harbor Statement
Some statements are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to anticipated events, trends, or results and generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. These statements are subject to risks. Many factors could cause actual results to differ materially from those anticipated in forward-looking statements, including factors described under “Risk Factors” in our Annual Report on Form 10-KSB filed December 31, 2007. The Company assumes no obligation to update or supplement such forward-looking statements.

Media contacts
Emily Thomson
Green Builders, Inc.
ethomson@greenbuildersinc.com
512-583-4327

Jennifer Olson
Atomic PR
Jennifer@atomicpr.com
310-689-7580

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